UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2008

KNIGHT INC.
(Exact name of registrant as specified in its charter)

Kansas (State or other jurisdiction of incorporation)	1-06446 (Commission File Number)	48-0290000 (I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1000
Houston, Texas 77002
(Address of principal executive offices, including zip code)

713-369-9000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On February 15, 2008, Knight Inc. completed the sale of 80% of the ownership interests of MidCon, a wholly owned subsidiary of Knight, pursuant to the purchase agreement with Myria Acquisition Inc., a Delaware corporation, previously disclosed in Knight Inc.’s Current Report on Form 8-K filed on December 11, 2007.

In connection with the closing of the sale, MidCon’s wholly owned subsidiary, NGPL PipeCo LLC, merged with and into MidCon, and MidCon converted from a Delaware corporation to a Delaware limited liability company and changed its name to NGPL PipeCo LLC.

As disclosed in its Form 8-K filed on December 11, 2007, Knight will use virtually all of the expected approximately $5.3 billion of combined after-tax proceeds from the sale of MidCon and from the issuance of debt by NGPL PipeCo LLC to pay down outstanding debt starting with debt incurred by Knight in connection with its going private transaction that closed in May 2007.  While Knight expects that all of the outstanding borrowings under such debt will be repaid with the proceeds from these transactions, Knight will keep its $1.0 billion senior secured revolving credit facility in place.  As a result, certain existing notes of Knight and of Kinder Morgan Finance Company, ULC, the sale of which were registered under the Securities Act of 1933, as amended, will remain equally and ratably secured with the revolving credit facility.

Item 9.01.  Financial Statements and Exhibits.

(b)                                 Pro Forma Financial Information.

Knight Inc. will file an amendment to this Current Report on Form 8-K within four business days after the date of this Form 8-K containing unaudited pro forma condensed consolidated financial statements of Knight Inc. reflecting the closing of the sale disclosed under Item 2.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNIGHT INC.

Dated: February 15, 2008	By:	/s/ Joseph Listengart
Joseph Listengart
Vice President and General Counsel